malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

December 23, 2021

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Millennium Investment & Acquisition Co. Inc. to be filed with the Securities and Exchange Commission on or about December 23, 2021. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas